FOURTH AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Amended and Restated Loan and Security Agreement is dated as of August 3, 2022 (the “Amendment”) by and among COMERICA BANK (“Bank”), LIMEADE, INC., a Washington corporation (“Limeade”), LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”) and TINYhr Inc., a Delaware corporation dba TINYpulse (“Tiny”; Limeade, Technologies and Tiny are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require).

RECITALS

A.Limeade, Technologies and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 30, 2020 and that certain Third Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement dated as of November 12, 2021 (as the same may from time to time be amended, restated, modified or supplemented, the “Agreement”).

B.Bank and Borrowers wish to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.Waiver. Borrower acknowledges that there are existing and uncured Events of Default arising from (a) Borrowers’ failure to comply with Section 4.4 of the Agreement on account of Borrowers’ failure to notify all account debtors and other parties obligated to Borrowers to remit payments to the Dominion of Funds Account and to immediately deliver such payments to Bank for deposit into the Dominion of Funds Account for the period beginning on May 10, 2019 through the Fourth Amendment Date, (b) Borrowers’ failure to comply with Section 6.2 (i) of the Agreement on account of Borrowers’ failure to deliver consolidating monthly balance sheets, income statements, and cash flow statements for the period beginning on May 31, 2019 through July 31, 2022, (c) Borrowers’ failure to comply with Section 6.2 (ii) of the Agreement on account of Borrowers’ failure to deliver consolidating audited financial statements for fiscal years 2019, 2020, and 2021, and (d) Borrowers’ failure, in each case for the period beginning on December 30, 2020 through the Fourth Amendment Date, to comply with Section 6.13 (ASK Reporting) of the Agreement on account of Borrowers’ failure to deliver consolidating cash flow statements under clause
(i)of Section 6.13, consolidating financial statements under clause (iii) of Section 6.13 and consolidating financial statements under clause (iv) of Section 6.13 (collectively, the “Existing Defaults”). Provided that Borrower complies with the terms and conditions of this Amendment and the Agreement after the date of this Amendment, Bank waives the Existing Defaults. Bank does not waive any failure to comply with the above-referenced Sections of the Agreement after the date of this Amendment, or any other failure by Borrower to perform its Obligations under the Loan Documents at any time, and this waiver shall not establish any course of dealing between the parties. This waiver is not a continuing waiver with respect to any failure to perform any Obligation, is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by Borrower in favor of Bank. The Bank may still exercise its rights or any other or further rights against Borrower because of any other breach not waived herein.

2.Amendments

2.1The following terms and their respective definitions are hereby added to Exhibit A of the Loan Agreement in their respective alphabetical order, or amended in Exhibit A of the Loan Agreement, as the case may be:

“Annual Recurring Revenue” means Borrower’s Recurring Revenue for the month most recently ended, multiplied by twelve (12).

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of the following, without duplication: (a) the Non-Formula Amount, plus (b) eighty percent (80%) of Eligible Accounts, all as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower or from other information then available to Bank including information obtained from working capital or other similar audits conducted by or on behalf of Bank; less such reserves as may be established by Bank in its good faith credit judgment, from time to time; provided, that the advance rate above and the definitions of Borrowing Base and Eligible Accounts set forth herein are subject to adjustment by Bank after the Closing Date, in its sole discretion, based on its audits and examinations of the Collateral.

“Borrowing Base Certificate” means the certificate substantially in the form attached as Exhibit D to the Fourth Amendment.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan; provided, however, for purposes of determining the Daily Adjusting Term SOFR Rate, a Business Day shall also exclude a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration, application or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, application, request, rule, regulation, guideline, or directive (whether or not having the force of law), including without limitation, any risk-based capital guidelines or any interpretation, administration, application, request, rule, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration, application or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation, administration, application or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration, application or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Daily Adjusting Term SOFR Rate” means, for any day, the rate per annum equal to the Term SOFR Screen Rate at or about 8:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day with a term of one (1) month; provided that if such rate is not published on such determination date then the rate will be the Term SOFR Screen Rate on the first Business Day immediately prior thereto.

“Eligible Accounts” mean those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)Accounts that the account debtor has failed to pay in full within ninety
(90) days of invoice date;

(b)Credit balances over ninety (90) days;

(c)Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(d)Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Eligible Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)Accounts with respect to which the account debtor is the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of the foregoing, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940 (31 U.S.C. 3727), as amended, or with any comparable state or local law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account;

(g)Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, retention accounts, or other terms by reason of which the payment by the account debtor may be conditional;

(i)Accounts with respect to which the account debtor is an individual, officer, employee, agent or Affiliate of Borrower;

(j)Accounts that are billed in advance (other than to the extent it is for subscription revenues under signed contract and other than for subscription renewal to the extent Borrower has received written affirmation of renewal), payable on delivery, have not yet been billed to the account debtor, progress billings, or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered; provided that, Bank, in its sole discretion, may deem such Accounts to be “Eligible Accounts” if the account debtor of such Account has made payment to cover Borrower’s expenses incurred prior to the performance of services or delivery of goods giving rise to such Account;

(k)Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)Retentions and hold-backs.

“Eligible Foreign Accounts” mean Accounts with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued, advised and/or confirmed by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States and acceptable to Bank, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province in form and substance satisfactory to Bank, (iv) Accounts with respect to which the account debtor is Siemens Gamesa Renewable Energy, Thyssenkrupp, Lonza Group AG, BARMER, Galeria Kaufhof GmbH, HSBC Global Services (UK) Limited or Aramco Europe, or (v) approved in writing by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Fourth Amendment” means the Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of the Fourth Amendment Date, by and among Borrower and Bank.

“Fourth Amendment Date” means August 3, 2022.

“Non-Formula Amount” means Two Million Dollars ($2,000,000).

"Prime Referenced Rate" means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the greater of (i) the sum of the Daily Adjusting Term SOFR Rate for such day plus 2.50% per annum, or (ii) two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting Term SOFR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

“Recurring Revenue” means monthly recurring GAAP revenue for contracted service charges (specifically excluding revenue based on one-time, non-recurring transactions, implementation and/or set-up fees).

“Revolving Maturity Date” means December 31, 2023.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator of the term secured overnight financing rate).

“Term SOFR Administrator’s Website” means the website of the Term SOFR Administrator, currently at (website), or any successor source for the secured overnight financing rate identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Screen Rate” means the CME Term SOFR Reference Rates, as administered by the Term SOFR Administrator and published on the applicable screen page (or such other commercially available source providing such rate or quotations as may be designated by Bank from time to time) on the Term SOFR Administrator’s Website.

1.1The defined term “Daily Adjusting LIBOR Rate” in Exhibit A of the Agreement is hereby deleted in its entirety and replaced in the Agreement by the term “Daily Adjusting Term SOFR Rate,” as defined in this Amendment, mutatis mutandis. The following terms and their respective definitions are hereby deleted from Exhibit A of the Loan Agreement: “Advance Rate” and “Advance Rate Factor.”

1.2Section 2.4(c) (Unused Fee). Section 2.4(c) is amended to read as follows:

(c) Unused Facility Fee. A quarterly Unused Facility Fee equal to 0.75% per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable calendar quarter, which fee shall be payable in arrears within five (5) Business Days of the first (1st ) day of the following calendar quarter and shall be nonrefundable.

1.3Section 4.4 (Lock Box; Dominion of Funds). Section 4.4 of the Agreement is amended as follows: Notwithstanding anything to the contrary contained in clauses (a) or (b) of Section 4.4 of the Agreement, Borrowers shall, beginning within thirty (30) days after the Fourth Amendment Date and at all times thereafter, notify all account debtors and other parties obligated to such Borrower that all payments made to such Borrower shall be remitted to the Dominion of Funds Account, and include a like statement on all invoices. In addition, Borrowers shall, beginning within one hundred twenty (120) days after the Fourth Amendment Date and at all times thereafter, cause all account debtors and other parties obligated to Borrowers to remit all payments made to such Borrower to the Dominion of Funds Account.

1.4Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 of the Agreement is amended to read as follows:

6.2 Financial Statements, Reports, Certificates. Each Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering such Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;
(ii)as soon as available, but in any event within thirty (30) days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet and income statement covering such Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (iii) as soon as available, but in any event within one hundred fifty one (151) days after the end of such Borrower’s fiscal year, audited consolidated financial statements of such Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by such Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly, but in no event later than two (2) Business Days upon receipt of notice thereof, a report of any legal actions pending or threatened against such Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to such Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (vi) promptly upon receipt, each management letter prepared by such Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; (vii) as soon as available, but in any event not later than sixty (60) days of fiscal year end or fifteen (15) days after approval by such Borrower’s Board of Directors, such Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by such Borrower’s Board of Directors; (viii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (ix) within thirty (30) days of June 30 and December 31 of each fiscal quarter, a report signed by such Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that such Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in such Borrower’s Intellectual Property .

(a)(i) Within thirty (30) days after the last day of each month, each Borrower shall deliver to Bank, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, each in form satisfactory to Bank, and (ii) within thirty (30) days after the last day of each quarter, each Borrower shall deliver to Bank a bookings report and a monthly recurring revenue report, each in form satisfactory to Bank.

(b)Within thirty (30) days after the last day of each month, each Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c)Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which each Borrower has taken or proposes to take with respect thereto.

(d)Bank shall have a right (without duplication of any right set forth in Section 4.3) from time to time hereafter to (i) audit each Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing, provided further that such audit may be conducted remotely; and (ii) remotely audit Limeade GmbH’s Accounts and appraise its property at Borrowers’ expense, provided that such audits will be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing.

Each Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. or Canadian Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer

1.1Section 6.6 (Accounts). Section 6.6 of the Agreement is amended in its entirety and replaced with the following:

6.1Accounts.

(n)Each Borrower shall, and shall cause each of its Subsidiaries, to maintain at all times all of its depository, operating and investment accounts in the United States with Bank and each Borrower shall maintain its Lockbox in the United States at Bank. Notwithstanding the foregoing, Subsidiaries of Borrowers may maintain accounts outside the United States provided that the aggregate amount maintained in all accounts outside the United States held by Subsidiaries (including Limeade GmbH and Tiny Vietnam), collectively, does not at any time exceed Five Hundred Thousand Dollars ($500,000).

2.7    Section 6.7 (Financial Covenants). Section 6.7 of the Agreement is amended to read as follows:

6.7 Financial Covenants. Each Borrower shall at all times maintain the following financial ratios and covenants:

(a)Minimum Annual Recurring Revenue. Annual Recurring Revenue shall be at least 85% of the projections that have been approved by Borrower’s Board of Directors and delivered to Bank. Borrower shall deliver to Bank updated projections approved by Borrower’s Board of Directors for the next fiscal year not less than thirty
(30) days prior to the end of Borrower’s current fiscal year, and such updated projections shall be satisfactory to Bank in its sole discretion.

For the avoidance of doubt, Borrowers shall maintain minimum Annual Recurring Revenues of at least the following for the respective periods:

Period Start Date	Period Ending	Minimum Annual Recurring Revenue "ARR" (comprising 85% of projected ARR)
July 20, 2022	July 31, 2022	$47,100,000
August 1, 2022	August 31, 2022	$47,700,000
September 1, 2022	September 30, 2022	$48,200,000
October 1, 2022	October 31, 2022	$48,600,000
November 1, 2022	November 30, 2022	$48,700,000
December 1, 2022	December 31, 2022	$47,500,000
January 1, 2023	January 31, 2023	$47,800,000
February 1, 2023	February 28, 2023	$48,600,000
March 1, 2023	March 31, 2023	$48,900,000
April 1, 2023	April 30, 2023	$48,700,000
May 1, 2023	May 31, 2023	$48,900,000
June 1, 2023	June 30, 2023	$49,100,000
July 1, 2023	July 31, 2023	$49,300,000
August 1, 2023	August 31, 2023	$50,000,000
September 1, 2023	September 30, 2023	$50,700,000
October 1, 2023	October 31, 2023	$51,200,000
November 1, 2023	November 30, 2023	$51,600,000
December 1, 2023	December 31, 2023	$51,500,000

(b)Minimum Liquidity. Each Borrower shall at all times maintain a Liquidity of not less than Two Million Dollars ($2,000,000). As used in this Section 6.7(b), “Liquidity” means the sum of unrestricted cash maintained at Bank plus the net amount of Advances available under Section 2.1(b)(i).

2.2Section 6.13 (Australian Stock Exchange (ASX) Financial Statements, Reports, Certificates). Section 6.13 is amended to read as follows:

6.13 Australian Stock Exchange (ASX) Financial Statements, Reports, Certificates. Each Borrower shall deliver to Bank copies of all statements, reports and notices filed with, or required to be filed with, the Australian Stock Exchange, including:
(i)within thirty (30) days after the last day of each quarter, quarterly company prepared consolidated cash flow statements (ASX Appendix 4C) covering such Borrower’s operations during such period; (ii) prior to February 28 of each year, a company prepared ASX Final Report (ASX Appendix 4E – Annual financials), (iii) prior to April 30 of each year, ASX Annual Report (ASX Annual Report) together with audited consolidated financial statements of such Borrower, and (iv) prior to August 31 of each year, ASX Half year financials (ASX Appendix 4D – Financials for first half of each year) together with audited consolidated financial statements of such Borrower for such period. Notwithstanding anything to the contrary herein, nothing in this Section 6.13 shall obligate Borrowers to make disclosures to Bank that would violate any ASX rule or obligation regarding the non-public disclosure of information.

2.3Section 8.10 (Canadian Due Diligence). A new Section 8.10 is added to the Agreement to read as follows:

8.10 Canadian Due Diligence. If Bank fails to receive (i) prior to September 12, 2022, evidence satisfactory to Bank (including hypothec search results and standing searches at the Register of Personal and Movable Real Rights (“RPMRR”) that there are no Liens on any Collateral other than Permitted Liens, or (ii) within ten (10) days after the Fourth Amendment Date, a Washington State Good Standing Certificate for TINYHR in form satisfactory to Bank.

2.4Exhibit D (Borrowing Base Certificate). Exhibit D (Borrowing Base Certificate) attached to the Agreement is amended and replaced with Exhibit D (Borrowing Base Certificate), attached hereto.

2.5Exhibit E (Compliance Certificate).    Exhibit E (Compliance Certificate) attached to the Agreement is amended and replaced with Exhibit E (Compliance Certificate), attached hereto.

3.Representations. Each Borrower represents and agrees that:

3.1Except as expressly modified or waived in this Amendment, (i) the representations and warranties set forth in the Agreement and in each of the Loan Documents remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and each Schedule to the Agreement, except as modified or waived in connection with this Amendment, remains true and correct in all material respects, and
(ii)the covenants set forth in the Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

3.1When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrowers enforceable in accordance with its terms, and will not conflict with or violate any of a Borrower’s formation documents or any agreement, instrument, law, or order to which a Borrower or any material portion of its assets is subject or bound.

3.2The corporate resolutions delivered to Bank in connection with this Amendment remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and each Borrower continues to be in good standing under the laws of the state of its incorporation.

3.3After giving effect to this Amendment, there is no default continuing under the Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

\

4.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

5.The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

6.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, except for the Existing Defaults, no Event of Default has occurred and is continuing.

7.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

8.Sections 11 and 12 of the Agreement are incorporated herein, mutatis mutandis.

9.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)this Amendment, duly executed by Borrowers;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions, duly completed and executed by each Borrower;

(c)a renewal fee equal to $50,000 plus an amount equal to all Bank Expenses incurred in connection with this Amendment; and

(d)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[signature page follows]

[SIGNATURE PAGE TO FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, the terms and conditions of this Amendment. If Bank determines in its reasonable discretion that the Amendment or any Loan Document has not been timely executed by a Borrower, the Amendment or any related Loan Document contained in the associated Docusign envelope, will be nullified and voided and such Loan Documents will need to be updated and resent upon terms and conditions satisfactory to all parties. Each Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrower, in connection therewith.

LIMEADE, INC.    COMERICA BANK

By:         By:

Name: Todd Spartz    Name: Shane Merkord
Title: CFO and Corporate Secretary    Title: Vice President

LIMEADE TECHNOLOGIES CANADA INC.

By:

Name: Henry Albrecht Title: Managing Director

TINYHR INC.

By:

Name: Todd Spartz
Title: CFO and Corporate Secretary

EXHIBIT D
Form of Borrowing Base Certificate (BANK TO PROVIDE)

Comerica Bank

REPORT OF ACCOUNTS RECEIVABLE    (Note: Company should retain a copy of this report for its records.)

We submit the following information in connection with the Loan and Security Agreement(s) heretofore executed by the undersigned in favor of Comerica Bank.
This report is dated:

This reports sequential transmittal number is:

ACCOUNTS RECEIVABLE

1. Accounts Receivable Balance as of		[Prior Month Report Date]		0.00
2. Charges Billed This Period to Date (Dr to A/R)				+	0.00
3.Credits Period to Date (Cr to A/R) A.Payments ( - )	0
B. Adjustments ( +/- )	0			-	0.00
4. New Accounts Receivable Balance as of		[Month Reported]		0.00
5. Ineligible Accounts (see detailed Worksheets)				-	0.00
6. Net Eligible Accounts Receivable (Line 4 less Line 5)				0.00
7. Accounts Receivable Loan Formula:			80%	0.00
8. A. Total Collateral Loan Formula ( Line 7) or				0.00
B. Non-Formula Amount				2,000,000.00
C. Maximum Loan Amount					15,000,000.00
LOAN
9. Loan Balance Per Last Report dated:		[Prior Month Report Date]		0.00
10. Less Loan Payments				-	0.00
11. Sub Total				0.00
12.Plus Advances and Other Obligations A.Advances Since Last Report		0
B. This Advance		0
C. Other Obligations (e.g., LC's, ACH Limits,		500,000		+	500,000.00
Credit Card Accounts, F/X Sublimit/Usage)
13. Current Loan Balance				500,000.00
14. Net Loan Availability (The lesser of Lines 8 A or 8 B, less Line 13)				1,500,000.00